SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    ---------
                                    FORM 8-A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



                           Community Bancshares, Inc.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


               Delaware                                       63-0868361
    ---------------------------------------               -----------------
   (State of Incorporation or Organization)                (IRS Employer
                                                         Identification No.)

  Main Street, P.O. Box 1000, Blountsville, Alabama              35031
  --------------------------------------------------           ----------
      (Address of principal executive offices)                 (Zip Code)

       If this form relates to the               If this form relates to the
       registration of a class of                registration of a class of
       securities pursuant to Section            securities pursuant to
       12(b) of the Exchange Act and             Section 12(g) of the Exchange
       is effective pursuant to                  Act and is effective pursuant
       General Instruction A.(c),                to General Instruction A.(d),
       please check the following box.           please check the following
       [ ]                                       box.  [x]


Securities Act registration statement file number to which this form relates:
        ---------------
        (If applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

 None
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                                (Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

 Preferred Stock Purchase Rights
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                                (Title of Class)

Item 1.  Description of Securities to be Registered.

Introduction

            On January 7, 1999, the Board of Directors of Community Bancshares, Inc. (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.10 per share, of the Company (the "Common Shares"). The dividend is payable on January 7, 1999 (the "Record Date") to the stockholders of record on that date. The description and terms of the Rights are set forth in an Agreement (the "Agreement") between the Company and The Bank of New York, as Rights Agent (the "Rights Agent").

Purchase Price

            Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company, par value $.10 per share (the "Preferred Shares"), at a price of $84.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.

Flip-In

            In the event that any person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding Common Shares (an "Acquiring Person"), each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

Flip-Over

            If the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will be void) will thereafter have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

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

Distribution Date

            The distribution date is the earlier of

            (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Shares or have otherwise become an Acquiring Person; or

            (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares.

Transfer and Detachment

            Until the Distribution Date, the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto. Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares, and transfer of those certificates will also constitute transfer of these Rights.

            As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

Exercisability

            The Rights are not exercisable until the Distribution Date. The Rights will expire on January 13, 2009 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

Adjustments

            The Purchase Price payable, and the number of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of stock dividends, stock splits, reclassifications, or certain distributions with respect to the Preferred Stock. The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment if, prior to the Distribution Date, there is a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares. With certain ex-

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

ceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

Preferred Stock

            Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

            The value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should, because of the nature of the Preferred Stock's dividend, liquidation and voting rights, approximate the value of one Common Share.

Exchange

            At any time after any person or group becomes an Acquiring Person, and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preferred Share (subject to adjustment).

Redemption

            At any time prior to any person or group becoming an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendments

            The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above for all holders of the Rights, or only for a holder or group of holders that the Board of Directors of the Company has determined to be an Adverse Person, to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

Rights and Holders

            Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Further Information

            A copy of the Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is hereby incorporated herein by reference.

Item 2  Exhibits.

              Exhibit   Description
              No.

              4.1 Rights Agent Agreement, dated as of January 13, 1999, between the Company and The Bank of New York which includes the form of Certificate of Designations setting forth the terms of the Series
                        A Junior Participating Preferred Stock as Exhibit
                        A, Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

                                   SIGNATURES


            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed by the undersigned, thereunto duly authorized.


                                       COMMUNITY BANCSHARES, INC.
                                               (Registrant)


                                       By /s/ Bishop K. Walker, Jr.
                                          Name:Bishop K. Walker, Jr.
                                          Title:Vice Chairman & General Counsel



Dated:  January 21, 1999


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


                           COMMUNITY BANCSHARES, INC.

                       Registration Statement on Form 8-A

                                  Exhibit Index

              Exhibit   Description
              No.

              4.1 Rights Agent Agreement, dated as of January 13, 1999, between the Company and The Bank of New York which includes the form of Certificate of Designations setting forth the terms of the Series
                        A Junior Participating Preferred Stock as Exhibit
                        A, Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.



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